Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-290665 and 333-290665-01
(To Prospectus dated December 8, 2025,

Prospectus Supplement dated December 8, 2025 and

Product Supplement EQUITY ARN-1 dated January 5,

2026)

931,254 Units $10 principal amount per unit CUSIP No. 09711Y346	Pricing Date Settlement Date Maturity Date	October 29, 2026 November 5, 2026 December 22, 2027

BofA Finance LLC

Accelerated Return Notes® Linked to the SPDR® Gold Shares

Fully and Unconditionally Guaranteed by Bank of America Corporation

■Maturity of approximately 14 months

■3-to-1 upside exposure to increases in the Underlying Fund, subject to a capped return of 21.75%.

■1-to-1 downside exposure to decreases in the Underlying Fund, with 100% of your investment at risk

■All payments occur at maturity and are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes

■No periodic interest payments

■In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”

■Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet, “Additional Risk Factors” on page TS-7 of this term sheet, and “Risk Factors” beginning on page PS-7 of the accompanying product supplement, page S-7 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.

The initial estimated value of the notes as of the pricing date is $9.718 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-11 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$10.000	$9,312,540.00
Underwriting discount	$0.175	$162,969.45
Proceeds, before expenses, to BofA Finance	$9.825	$9,149,570.55

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

October 29, 2026

Accelerated Return Notes® Linked to the SPDR® Gold Shares, due December 22, 2027

Summary

The Accelerated Return Notes® Linked to the SPDR® Gold Shares, due December 22, 2027 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law.  The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the SPDR® Gold Shares (the “Underlying Fund”), is greater than its Starting Value. If the Ending Value is equal to the Starting Value, you will receive the principal amount of your notes. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Fund, subject to our and BAC’s credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Capped Value) are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging-related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you are paying to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes.  This initial estimated value was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes.  For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-11.

Terms of the Notes		Redemption Amount Determination
Issuer:	BofA Finance LLC (“BofA Finance”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	The SPDR® Gold Shares (Bloomberg symbol: “GLD”)
Starting Value:	$368.57
Ending Value:

The average of the Closing Market Prices of the Market Measure times the Price Multiplier on each calculation day occurring during the Maturity Valuation Period. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-25 of the accompanying product supplement.

Price Multiplier:	1, subject to adjustment for certain events relating to the Market Measure, as described beginning on page PS-28 of the accompanying product supplement
Participation Rate:	300%
Capped Value:	$12.175 per unit, which represents a return of 21.75% over the principal amount.
Maturity Valuation Period:	December 13, 2027, December 14, 2027, December 15, 2027, December 16, 2027 and December 17, 2027.
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page and the hedging-related charge of $0.05 per unit described in “Structuring the Notes” on page TS-11.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to the SPDR® Gold Shares, due December 22, 2027

The terms and risks of the notes are contained in this term sheet and in the following:

■Product supplement EQUITY ARN-1 dated January 5, 2026: https://www.sec.gov/Archives/edgar/data/70858/000121390026000770/ea0271654-01_424b2.htm

■Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025:
https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

■You anticipate that the Underlying Fund will increase moderately from the Starting Value to the Ending Value.

■You are willing to risk a loss of principal and return if the Underlying Fund decreases from the Starting Value to the Ending Value.

■You accept that the return on the notes will be capped.

■You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.

■You are willing to forgo dividends or other benefits of owning shares of the Underlying Fund or the assets held by the Underlying Fund.

■You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.

■You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

■You believe that the Underlying Fund will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

■You seek principal repayment or preservation of capital.

■You seek an uncapped return on your investment.

■You seek interest payments or other current income on your investment.

■You want to receive dividends or other distributions paid on shares of the Underlying Fund or the assets held by the Underlying Fund.

■You seek an investment for which there will be a liquid secondary market.

■You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to the SPDR® Gold Shares, due December 22, 2027

Hypothetical Payout Profile and Examples of Payments at Maturity

The below graph is based on hypothetical numbers and values.

Accelerated Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 300% and the Capped Value of $12.175 per unit. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Underlying Fund, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, the Participation Rate of 300%, the Capped Value of $12.175 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value and Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual prices of the Market Measure, see “The Underlying Fund” section below. The Ending Value will not include any income generated by dividends paid on the Underlying Fund or the assets held by the Underlying Fund, which you would otherwise be entitled to receive if you invested in those securities directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)	0.00%	$10.00	0.00%
102.00	2.00%	$10.60	6.00%
103.00	3.00%	$10.90	9.00%
105.00	5.00%	$11.50	15.00%
107.25	7.25%	$12.175(2)	21.75%
120.00	20.00%	$12.175	21.75%
130.00	30.00%	$12.175	21.75%
140.00	40.00%	$12.175	21.75%
150.00	50.00%	$12.175	21.75%
160.00	60.00%	$12.175	21.75%

(1)The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is $368.57, which was the Closing Market Price for the Market Measure on the pricing date.

(2)The Redemption Amount per unit cannot exceed the Capped Value.

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to the SPDR® Gold Shares, due December 22, 2027

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value:100.00
Ending Value:50.00
= $5.00 Redemption Amount per unit

Example 2
The Ending Value is 102.00, or 102.00% of the Starting Value:
Starting Value:100.00
Ending Value:102.00
= $10.60 Redemption Amount per unit

Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value:100.00
Ending Value:130.00
= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $12.175 per unit

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to the SPDR® Gold Shares, due December 22, 2027

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of the accompanying product supplement, page S-7 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

■Depending on the performance of the Underlying Fund as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

■Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

■Payments on the notes are subject to our credit risk, and the credit risk of BAC, and any actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Underlying Fund or the assets held by the Underlying Fund.

■We are a finance subsidiary and, as such, have no independent assets, operations or revenues.

■BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.

■The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks

■The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

■The public offering price you are paying for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the price of the Underlying Fund, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging-related charge, all as further described in “Structuring the Notes” on page TS-11, as well as fees paid for certain electronic platform services with respect to this offering. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

■The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying Fund, our and BAC’s creditworthiness and changes in market conditions.

■A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

■BAC and its affiliates’ hedging and trading activities (including trades in the Underlying Fund or the assets held by the Underlying Fund) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.  We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

■The sponsor and investment advisor of the Underlying Fund may adjust the Underlying Fund in a way that could adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

■You will have no rights of a holder of the Underlying Fund or the assets held by the Underlying Fund, and you will not be entitled to receive dividends or other distributions on the Underlying Fund.

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to the SPDR® Gold Shares, due December 22, 2027

■There are liquidity and management risks associated with the Underlying Fund.

■The performance of the Underlying Fund may not correlate with the performance of the assets held by the Underlying Fund as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility when the liquidity and the market price of shares of the Underlying Fund and/or the assets held by the Underlying Fund may be adversely affected, sometimes materially.

■Risks associated with the Underlying Fund or the underlying assets of the Underlying Fund will affect the share price of the Underlying Fund and hence, the value of the notes.

■The payments on the notes will not be adjusted for all corporate events that could affect the Underlying Fund. See “Description of the ARNs—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-28 of product supplement EQUITY ARN-1.

■The notes will not be regulated by the U.S. Commodity Futures Trading Commission.

Tax-related Risks

■The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-41 of the accompanying product supplement.

Additional Risk Factors

Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The Underlying Fund holds a single commodity and not a diverse basket of commodities or components of a broad-based commodity index. The Underlying Fund’s assets may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the notes carry greater risk and may be more volatile than notes linked to the prices of more commodities or a broad-based commodity index.

Gold prices are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the Underlying Fund. The investment objective of the Underlying Fund is to reflect the performance of the price of gold bullion, less the Underlying Fund’s expenses. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile. Consequently, the performance of the Underlying Fund and the return on the notes could be adversely affected.

The value of the Underlying Fund may not fully replicate the price of gold. The performance of the Underlying Fund may not fully replicate the price of gold due to the fees and expenses charged by the Underlying Fund, restrictions on access to gold or other circumstances. The Underlying Fund does not generate any income and as the Underlying Fund regularly sells gold to pay for its ongoing expenses, the amount of gold represented by the Underlying Fund has gradually declined over time. The Underlying Fund sells gold to pay expenses on an ongoing basis irrespective of whether the trading price of the Underlying Fund rises or falls in response to changes in the price of gold. The sale of the Underlying Fund’s gold to pay expenses at a time of low gold prices could adversely affect the value of the Underlying Fund. Additionally, there is a risk that part or all of the Underlying Fund’s gold could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise.

There are risks relating to commodities trading on the London Bullion Market Association. The value of the Underlying Fund is closely related to the price of gold. Gold is traded on the London Bullion Market Association (the “LBMA”). The LBMA is a self-regulated association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA gold prices as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of commodities trading on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to the SPDR® Gold Shares, due December 22, 2027

The Underlying Fund

The SPDR Gold Trust (the "trust") issues SPDR® Gold Shares (the “Shares”), which represent units of fractional undivided beneficial interest in and ownership of the trust. World Gold Trust Services, LLC is the sponsor of the trust, BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee of the trust, HSBC Bank plc and JPMorgan Chase Bank, N.A. are the custodians of the trust, and State Street Global Advisors Funds Distributors, LLC (formerly State Street Global Markets, LLC) is the marketing agent of the trust. The trust is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and its sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator, or a commodity trading advisor.

The Shares trade under the ticker symbol “GLD” on NYSE Arca, Inc., or NYSE Arca. Information provided to or filed with the SEC by the trust pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-267520 and 001-32356, respectively, through the SEC's website at www.sec.gov. Information on that website is not included or incorporated by reference in this document. According to the GLD's prospectus, the trust is not an investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. The trust is not a commodity pool within the meaning of the Commodity Exchange Act of 1936, as amended, and is not subject to regulation thereunder, and none of the sponsor, the trustee or the marketing agent is subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor in connection with the Shares.

The Shares of the GLD may be purchased only in one or more blocks of 100,000 Shares (a block of 100,000 Shares is called a “Basket”). The trust issues Shares in Baskets to certain authorized participants (the “Authorized Participants”), on an ongoing basis. Baskets are offered continuously at the net asset value (the “NAV”), for 100,000 Shares on the day that an order to create a Basket is accepted by the trustee.

Currently, the trust’s only recurring fixed expense is the sponsor’s fee, which is accrued daily at an annualized rate equal to 0.40% of the NAV, in exchange for the sponsor assuming the responsibility to pay all ordinary fees and expenses of the trust which include the fees and expenses of the trustee, the fees and expenses of the custodian for the custody of the trust’s gold bars, the fees and expenses of the sponsor, certain taxes, the fees of the marketing agent, printing and mailing costs, legal and audit fees, registration fees, NYSE Arca listing fees and other marketing costs and expenses.

The investment objective of the Underlying Fund is to reflect the performance of the price of gold bullion, less the Underlying Fund’s expenses. The Underlying Fund holds gold bars. The trust issues shares in exchange for deposits of gold and distributes gold in connection with the redemption of shares. The Shares of the GLD are intended to offer investors an opportunity to participate in the gold market through an investment in securities. The ownership of the Shares of the GLD is intended to overcome certain barriers to entry in the gold market, such as the logistics of buying, storing and insuring gold.

The Shares represent units of fractional undivided beneficial interest in and ownership of the trust, the primary asset of which is allocated (or secured) gold. The trust is not managed like a corporation or an active investment vehicle. The gold held by the trust will be sold only: (1) on an as-needed basis to pay the trust’s expenses, (2) in the event the trust terminates and liquidates its assets or (3) as otherwise required by law or regulation.

Creation and Redemption

The trust creates and redeems the Shares from time to time, but only in one or more Baskets. The creation and redemption of Baskets requires the delivery to the trust or the distribution by the trust of the amount of gold and any cash represented by the Baskets being created or redeemed, the amount of which is based on the combined NAV of the number of Shares included in the Baskets being created or redeemed. The initial amount of gold required for deposit with the trust to create shares for the period from the formation of the trust to the first day of trading of the Shares on the NYSE was 10,000 ounces per Basket. The number of ounces of gold required to create a Basket or to be delivered upon the redemption of a Basket gradually decreases over time, due to the accrual of the trust’s expenses and the sale of the trust’s gold to pay the trust’s expenses. Baskets may be created or redeemed only by authorized participants, who pay a transaction fee for each order to create or redeem Baskets and may sell the Shares included in the Baskets they create to other investors.

Valuation of Gold; Computation of NAV

The trustee determines the NAV of the trust on each day that NYSE Arca is open for regular trading at the earlier of (i) the afternoon session of the twice daily determination of the price of an ounce of gold through an auction by the London Bullion Market Association (the “LBMA”), administered by the ICE Benchmark Administration (the “IBA”), which starts at 3:00 PM London, England time, or the LBMA Gold Price PM, or (ii) 12:00 PM New York time. The LBMA Gold Price PM is determined by participants in a physically settled, electronic and tradable auction. The LBMA Gold Price PM replaced the previously established London PM Gold Fix on March 20, 2015. The NAV of the trust is the aggregate value of the trust’s assets less its estimated accrued but unpaid liabilities (which include accrued expenses). In determining the trust’s NAV, the trustee values the gold held by the trust based on the LBMA Gold Price PM for an ounce of gold. The trustee also determines the NAV per Share.

The custodian is responsible for the safekeeping of the trust’s gold bars transferred to it in connection with the creation of Baskets by Authorized Participants. The custodian also facilitates the transfer of gold in and out of the trust through gold accounts it maintains for Authorized Participants and the trust. The custodian is a market maker, clearer and approved weigher under the rules of the LBMA.

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to the SPDR® Gold Shares, due December 22, 2027

The following graph shows the daily historical performance of the Underlying Fund in the period from January 1, 2016 through the pricing date.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the Underlying Fund was $368.57.

Historical Performance of the Underlying Fund

500
400
300
200
100
0
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Jul-18
Jan-19
Jul-19
Jan-20
Jul-20
Jan-21
Jul-21
Jan-22
Jul-22
Jan-23
Jul-23
Jan-24
Jul-24
Jan-25
Jul-25
Jan-26
Jul-26

This historical data on the Underlying Fund is not necessarily indicative of the future performance of the Underlying Fund or what the value of the notes may be. Any historical upward or downward trend in the price of the Underlying Fund during any period set forth above is not an indication that the price of the Underlying Fund is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading patterns of the Underlying Fund.

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to the SPDR® Gold Shares, due December 22, 2027

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

The costs included in the public offering price of the notes will include a fee paid by us to LFT Securities, LLC for providing certain electronic platform services with respect to this offering. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the case of BofAS and as dealer in the case of MLPF&S in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. Neither BofAS nor MLPF&S may make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Fund and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to the SPDR® Gold Shares, due December 22, 2027

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Underlying Fund.  The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Underlying Fund and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying Fund, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors” beginning on page PS-7 and “Use of Proceeds” on page PS-24 of the accompanying product supplement.

Validity of the Notes

In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 1, 2025 which has been filed as Exhibit 5.3 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 1, 2025.

Accelerated Return Notes®	TS-11

Accelerated Return Notes® Linked to the SPDR® Gold Shares, due December 22, 2027

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

■There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

■You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Underlying Fund.

■Under this characterization and tax treatment of the notes, a U.S. Holder (as defined on page 76 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.

■In addition, there may exist a risk that an investment in the notes will be treated, in whole or in part, as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the notes will be recharacterized as ordinary income. Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

■Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-41 of product supplement EQUITY ARN-1.

Where You Can Find More Information

We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Accelerated Return Notes®” and “ARNs®” are BAC’s registered service marks.

Accelerated Return Notes®	TS-12